Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of TechPrecision Corporation on Form S-8 (No. 333-215028, 333-214541, 333-177315, and 333-148152) of our report dated November 3, 2021, relating to the consolidated financial statements of Stadco, Inc., which appears in this Form 8-K/A of Tech Precision Corporation filed on November 15, 2021.

/s/ Baker Tilly US, LLP

Los Angeles, CA

November 15, 2021